Exhibit 11.1

[An Excerpt of Relevant Sections of SK Telcom Co., Ltd.’s

Disclosure Information Management Policy]

7. Prohibition of Unfair Trading by Officers and Employees

7.1. General Principle

Pursuant to Article 174 (1) of the Financial Investment Services and Capital Markets Act of Korea (the “Act”), officers and employees of SK Telecom Co., Ltd. (the “Company”) shall not use or allow others to use work-related material nonpublic information (hereinafter referred to as “material nonpublic information”) ) in connection with the sales or purchases of, or other transactions involving, “specific securities, etc.” (as such term is defined under Article 172 (1) of the Act).

7.2. Management of Material Nonpublic Information

1)	The Representative Director or the Disclosure Officer of the Company shall take necessary actions to manage material nonpublic information, including the following:

(1)	Documents containing material nonpublic information shall be kept in a safe place where only authorized officers and employees have access.

(2)

Officers and employees shall not discuss material nonpublic information in a place where a third party may overhear the contents of the conversation, such as in elevators, hallways or other open areas.

(3)

Documents containing material nonpublic information shall not be placed in an open area and, when disposing of such documents, they shall be disposed of in an appropriate method such as shredding or other means, in order to ensure that the documents are rendered illegible after the disposal.

(4)	Officers and employees shall maintain the confidentiality of material nonpublic information that they possess both within and outside of the Company.

(5)	Electronic transmission of documents including material nonpublic information, including via facsimile and computer communication, shall be processed only when security is guaranteed.

(6)

Unnecessary copying of documents containing material nonpublic information should be avoided to the extent possible, and documents shall be promptly cleared from conference rooms or other work-related areas.

(7)	Spare copies of documents containing material nonpublic information shall be completely destroyed by shredding or other appropriate means.

2)

Officers and employees shall not disclose the Company’s material nonpublic information. However, in the event that it becomes inevitable for work purposes to share material nonpublic information with another party, including a transaction counterparty, legal counsel or external auditor, such situation shall be reported to the Disclosure Officer or the head of the Disclosure Department in advance so that the material nonpublic information may be shared only to the extent necessary.

3)	If material nonpublic information has been disclosed unintentionally, officers and employees shall notify the head of the Disclosure Department without delay.

4)

Upon receiving notification of an event as described in the preceding clause, the head of the Disclosure Department shall report the matter to the Disclosure Officer and take necessary measures, including the satisfaction of any fair disclosure obligations, under the instruction of the Disclosure Officer.

7.3. Material Nonpublic Information of Affiliates

Articles 7.1 and 7.2 shall apply to officers and employees with respect to material nonpublic information of the Company’s “affiliates” (as defined under the Monopoly Regulation and Fair Trade Act of Korea).

7.4. Return of Short-swing Profits and Others

1)

In the event that an “officer” (as defined under Article 172 (1) of the Act) or any of the employees listed below earns a profit by selling specific securities, etc. within six months of their purchase, or by purchasing them within six months of their sale, such person shall return the earned profit to the Company pursuant to Article 172 of the Act.

(1)

Any employee engaged in matters related to the establishment, modification, implementation, disclosure or other related workstreams concerning matters that are subject to disclosure obligations for reports of material events as set forth under Article 1.3 (13) of this policy; and

(2)	Any employee engaged in work areas related to finance, accounting, planning and research and development.

2)

In the event that a shareholder of the Company (including those holding equity securities or securities depositary certificates other than share certificates) requests the return of short-swing profits made by officers or employees, the head of the Disclosure Department shall report such request to the Disclosure Officer.

3)

The Disclosure Officer shall initiate necessary measures to reclaim the profits, including commencing legal proceedings against the relevant officers and employees, within two months from the date of receipt of the request described in the preceding clause.

4)

The Disclosure Officer shall ensure that the following matters are disclosed without delay on the Company’s website for two years from the date of receiving the notification from the Securities and Futures Commission of Korea (the “SFC”) of an occurrence of short-swing profits, except for the case where the short-swing profits have been returned.

(1)	Position of the individual who is required to return short-swing profits;

(2)	Amount of short-swing profits (refers to the aggregate sum for each applicable officer, employee and major shareholder);

(3)	Date of receipt of the notification from the SFC regarding the occurrence of short-swing profits;

(4)	The Company’s plans to reclaim the short-swing profits; and

(5)

A statement that the shareholders of the Company (including those holding equity securities or securities depositary certificates other than share certificates) may request the Company to reclaim short-swing profits, and if the Company does not initiate such claim within two months of the request, the shareholders may make the claim on behalf of the Company.